Filed Pursuant to Rule 424(b)(2)
Registration Statement Nos. 333-172554 and 333-172554-01
PRICING SUPPLEMENT NO. 2011—MTNDG0142 DATED NOVEMBER 15, 2011
(TO PROSPECTUS SUPPLEMENT DATED MAY 12, 2011 AND PROSPECTUS DATED MAY 12, 2011)
MEDIUM-TERM NOTES, SERIES D
CITIGROUP FUNDING INC.
865,581 Buffered Return Optimization Securities Linked to the iShares® MSCI Emerging Markets Index Fund
due November 21, 2013
$10.00 per Security
Any Payments Due from Citigroup Funding Inc.
Fully and Unconditionally Guaranteed by Citigroup Inc.
¾	The securities will mature on November 21, 2013. We will not make any payments on the securities prior to maturity.
¾
The securities will be issued at a minimum investment of 100 securities. The principal amount is $10.00 per security. The issue price is $10.00 per security for brokerage accounts and $9.80 per security for advisory accounts (see “Plan of Distribution; Conflicts of Interest” in this pricing supplement).

¾
Your payment at maturity will be based on the percentage change in the closing price of shares of the iShares® MSCI Emerging Markets Index Fund (which we refer to as the “underlying equity”) from November 15, 2011, the day we priced the securities for initial sale to the public (which we refer to as the “trade date”), to November 15, 2013, subject to postponement for non-trading days and market disruption events (which we refer to as the “final valuation date”), which percentage change we refer to as the “underlying return.”  The payment at maturity may be greater than, equal to or less than the $10.00 principal amount per security but will be no less than $1.00 and no greater than $13.792 per security, subject to the credit risk of Citigroup Inc.

¾
If the underlying return is positive, at maturity you will receive for each security you then hold the $10.00 principal amount plus a return equal to $10.00 multiplied by the lesser of (i) underlying return multiplied by the multiplier of 3.00 and (ii) the maximum gain of 37.92%.

¾
If the underlying return is zero or negative but the underlying equity has not declined by a percentage more than the 10% buffer amount, at maturity you will receive for each security you then hold the $10.00 principal amount.

¾
If the underlying return is negative and the underlying equity has declined by a percentage more than the 10% buffer amount, at maturity you will receive for each security you then hold an amount (which will be less than the $10.00 principal amount) equal to $10.00 plus the product of (i) $10.00 and (ii) the sum of (a) the underlying return (which will be negative) and (b) 10%.  Thus, if the underlying return is lower than −10% (regardless of the closing price of the underlying equity at any other time during the term of the securities), your payment at maturity will be less than the $10.00 principal amount per security.

¾	At maturity you could receive an amount per security that is up to 90% less than the principal amount per security.
¾
Investing in the securities is not equivalent to investing directly in the underlying equity or the stocks that constitute the MSCI Emerging Markets Index, and you will not be entitled to receive any dividends paid with respect to the underlying equity, any securities held by the iShares® MSCI Emerging Markets Index Fund or the stocks that constitute the MSCI Emerging Markets Index.

¾	The securities will not be listed on any exchange.
Investing in the securities involves a number of risks.  See “Risk Factors Relating to the Securities” beginning on page PS-6.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or determined that this pricing supplement and accompanying prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The securities are a series of unsecured senior debt securities issued by Citigroup Funding Inc.  Any payments that become due on the securities are fully and unconditionally guaranteed by Citigroup Inc., Citigroup Funding Inc.’s parent company.  The securities will rank equally with all other unsecured and unsubordinated debt of Citigroup Funding Inc. and, as a result of the guarantee, any payments that become due under the securities will rank equally with all other unsecured and unsubordinated debt of Citigroup Inc.  All payments on the securities are subject to the credit risk of Citigroup Inc.  The return of the principal amount of the securities at maturity is not guaranteed.
The securities are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or by any other governmental agency or instrumentality.
	Per Security	Total
Price to Public	$10.00	$8,655,810.00
Underwriting Discount	$0.20	$173,116.20
Proceeds to Citigroup Funding Inc.	$9.80	$8,482,693.80

Citigroup Global Markets Inc., an affiliate of Citigroup Funding Inc. and the lead agent for the sale of the securities, will receive an underwriting discount of $0.20 for each security sold in this offering.  UBS Financial Services Inc., acting as agent for sales of the securities, has agreed to purchase from Citigroup Global Markets Inc., and Citigroup Global Markets Inc. has agreed to sell to UBS Financial Services Inc., all of such securities for $9.80 per security, which includes the underwriting discount. UBS Financial Services Inc. proposes to offer the securities to brokerage accounts at a price of $10.00 per security and to certain fee-based advisory accounts for which UBS Financial Services Inc. is an investment adviser at a price of $9.80 per security.  UBS Financial Services Inc. will receive an underwriting discount of $0.20 per security for each security it sells to brokerage accounts but will not receive any sales commission with respect to sales to fee-based advisory accounts for which UBS Financial Services Inc. is an investment adviser.  Additionally, it is possible that Citigroup Global Markets Inc. and its affiliates may profit from expected hedging activity related to this offering, even if the value of the securities declines. You should refer to “Risk Factors Relating to the Securities” and “Plan of Distribution; Conflicts of Interest” in this pricing supplement for more information.

Citigroup Global Markets Inc. expects to deliver the securities to purchasers on or about November 18, 2011.
Investment Products	Not FDIC insured	May Lose Value	No Bank Guarantee

Citigroup	UBS Financial Services Inc.

SUMMARY INFORMATION—Q&A
What Are the Securities?

The Buffered Return Optimization Securities Linked to the iShares® MSCI Emerging Markets Index Fund due November 21, 2013, or the securities, are investments linked to the performance of shares of the iShares® MSCI Emerging Markets Index Fund. We refer to the iShares® MSCI Emerging Markets Index Fund as the “fund”, shares of the fund to which the securities are linked as the “underlying equity” and the MSCI Emerging Markets Index as the “underlying index.” The securities offer a potential return at maturity based on an enhanced participation in any increase in the closing price of the underlying equity from the trade date to the final valuation date, subject to the maximum gain (as defined below), while also reducing the downside market risk by providing a buffer against a decline of 10% or less in the closing price of the underlying equity from the trade date to the final valuation date and exposure only to a decline of more than 10% in the closing price of the underlying equity from the trade date to the final valuation date. The securities do not pay periodic interest or dividends.  The return on the securities, if any, will be based upon the closing price of the underlying equity on the final valuation date.  At maturity, you could receive an amount that is up to 90% less than the $10.00 principal amount per security.

At maturity you will receive for each security you hold a payment at maturity, which may be greater than, equal to or less than the principal amount of the securities, based on the percentage change in the closing price of the underlying equity from the trade date to the final valuation date.  See “What Will I Receive at Maturity of the Securities?” below.

The securities will mature on November 21, 2013 and do not provide for earlier redemption by you or by us.  The final valuation date will be November 15, 2013, subject to postponement for non-trading days and market disruption events.  The securities are a series of unsecured senior debt securities issued by Citigroup Funding Inc. (“Citigroup Funding”), the payments on which are fully and unconditionally guaranteed by Citigroup Inc. The securities will rank equally with all other unsecured and unsubordinated debt of Citigroup Funding, and as a result of the guarantee any payments that become due under the securities will rank equally with all other unsecured and unsubordinated debt of Citigroup Inc. The return of the principal amount of your investment at maturity is not guaranteed.  All payments on the securities are subject to the credit risk of Citigroup Inc.  Each security represents a principal amount of $10.00.

You may transfer the securities only in units of $10.00 and integral multiples of $10.00.  You will not have the right to receive physical certificates evidencing your ownership except under limited circumstances.  Instead, we will issue the securities in the form of a global certificate, which will be held by The Depository Trust Company (“DTC”) or its nominee.  Direct and indirect participants in DTC will record beneficial ownership of the securities by individual investors.  Accountholders in the Euroclear or Clearstream Banking clearance systems may hold beneficial interests in the securities through the accounts those systems maintain with DTC.  You should refer to the section “Description of the Notes—Book-Entry System” in the accompanying prospectus supplement and the section “Description of Debt Securities—Book-Entry Procedures and Settlement” in the accompanying prospectus.

What Will I Receive at Maturity of the Securities?

The securities will mature on November 21, 2013.  At maturity you will receive for each security you hold an amount in cash (the “payment at maturity”), which may be greater than, equal to or less than the principal amount of the securities, based on the percentage change in the closing price of the underlying equity from the trade date to the final valuation date. We refer to the percentage change in the closing price of the underlying equity from the trade date to the final valuation date as the “underlying return.” We refer to the closing price of the underlying equity on the trade date (subject to adjustment as described under “Description of the Securities—Dilution Adjustments” below) as the “initial price,” which is $40.48. We refer to the closing price of the underlying equity on the final valuation date as the “final price.”

If the underlying return is positive, your payment at maturity will be greater than the $10.00 principal amount, but by no more than the “maximum gain” of 37.92% of the principal amount per security, as described below.  If the underlying return is zero or negative, your payment at maturity will be no greater than $10.00 and could be as low as $1.00 per security, as described below.

•
If the underlying return is positive, your payment at maturity per security will equal the $10.00 principal amount plus a return equal to $10.00 multiplied by the lesser of (i) the underlying return multiplied by the multiplier of 3.00 and (ii) the maximum gain.

•
If the underlying return is zero or negative but the underlying equity has not declined by a percentage more than the 10% buffer amount, your payment at maturity per security will equal the $10.00 principal amount.

•
If the underlying return is negative and the underlying equity has declined by a percentage more than the 10% buffer amount, your payment at maturity per security will be an amount (which will be less than the $10.00 principal amount) equal to $10.00 plus the product of (i) $10.00 and (ii) the sum of (a) the underlying return (which will be negative) and (b) 10%.  Thus, if the underlying return is lower than −10% (regardless of the closing price of the underlying equity at any other time during the term of the securities), your payment at maturity will be less than the $10.00 principal amount per security.

Will I Receive Interest or Dividends on the Securities?

No.  We will not make any periodic payments of interest on the securities.  In addition, you will not be entitled to receive any dividends paid with respect to the underlying equity, any securities held by the fund or the stocks that constitute the underlying index. As of November 15, 2011, the underlying equity had a trailing 12-month dividend yield of 2.09%.  If the dividend yield remained constant for the term of the securities, this would be equivalent to 4.18% (calculated on a simple interest basis) over the approximately 2-year term of the securities.  However, it is impossible to predict whether the dividend yield over the term of the securities will be higher, lower or the same as this dividend yield or the dividend yield during any other period.   You should carefully consider whether an investment that does not provide for dividends or periodic interest payments is appropriate for you.

Is There a Possibility of Loss of Principal?

Yes.  If the underlying return is lower than −10%, your payment at maturity will be less than the $10.00 principal amount per security, and you may receive as little as $1.00 per security.  This will be true even if the closing price of the underlying equity exceeds the initial price at one or more times during the term of the securities.  Even if the underlying return is positive, the total yield on the securities may be less than that which would be payable on a conventional fixed-rate debt security of Citigroup Funding (guaranteed by Citigroup Inc.) of comparable maturity.  You should refer to “Risk Factors Relating to the Securities—Potential for a Lower Comparative Yield” in this pricing supplement.

Where Can I Find Examples of Hypothetical Maturity Payments?

For examples of hypothetical maturity payments, see “Description of the Securities—What You Could Receive at Maturity—Hypothetical Examples” in this pricing supplement.

Who Manages the Fund and What Does It Measure?

Unless otherwise stated, all information on the underlying equity provided in this pricing supplement is derived from publicly available sources. The iShares® MSCI Emerging Markets Index Fund is an exchange-traded fund managed by iShares®, Inc., a registered investment company, which seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI Emerging Markets Index. The MSCI Emerging Markets Index is a stock index calculated, published and disseminated daily by MSCI Inc. and is intended to provide a performance benchmark for certain emerging equity markets including Brazil, Chile, China, Colombia, Czech Republic, Egypt, Hungary, India, Indonesia, Malaysia, Mexico, Morocco, Peru, Philippines, Poland, Russia, South Africa, South Korea, Taiwan, Thailand and Turkey. For further information on the iShares® MSCI Emerging Markets Index Fund, see “Description of the iShares® MSCI Emerging Markets Index Fund” in this pricing supplement.

An investment in the securities does not entitle you to any dividends, voting rights or any other ownership or other interest in respect of the underlying equity, any securities held by the fund or the stocks that constitute the underlying index.  See “—Will I Receive Interest or Dividends on the Securities?” above.

How Has the Underlying Equity Performed Historically?

We have provided a table showing the high, low and end-of-period closing prices of the underlying equity for each quarter in the period from January 3, 2006 to November 15, 2011, as well as a graph showing the daily closing prices of the underlying equity on each day such closing prices were available from January 3, 2006 to November 15, 2011. You can find the table and the graph in the section “Description of the iShares® MSCI Emerging Markets Index Fund—Historical Data on the iShares® MSCI Emerging Markets Index Fund” in this pricing supplement. We have provided this historical information to help you evaluate the behavior of the underlying equity in recent years. However, past performance is not indicative of how the underlying equity will perform in the future.

What Are the U.S. Federal Income Tax Consequences of Investing in the Securities?

Each holder, by purchasing the securities, agrees to treat them as prepaid forward contracts for U.S. federal income tax purposes.  There is uncertainty regarding this tax treatment and the Internal Revenue Service (the “IRS”) or a court might not agree with it. Assuming this treatment of the securities is respected and subject to the discussion in “United States Federal Tax Considerations” in this pricing supplement, the following U.S. federal income tax consequences should result under current law:

•	A U.S. holder should not be required to recognize taxable income over the term of the securities prior to maturity, other than pursuant to a sale or exchange.

•
Upon sale, exchange or settlement of the securities at maturity, a U.S. holder should recognize capital gain or loss equal to the difference between the amount realized and the U.S. holder’s tax basis in the securities.  Subject to the discussion in “United States Federal Tax Considerations – Potential Application of the Constructive Ownership Rules” concerning the potential application of the “constructive ownership” rules under Section 1260 of the Internal Revenue Code of 1986, as amended (the “Code”), any gain or loss should be long-term capital gain or loss if the investor has held the securities for more than one year.

Under current law, non-U.S. holders generally will not be subject to U.S. federal income or withholding tax with respect to amounts received on the sale, exchange or settlement of the securities.  Special rules apply to non-U.S. holders who are present in the United States for 183 days or more in a taxable year or whose gain on the securities is effectively connected with the conduct of a U.S. trade or business.

In addition, in 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.  Both U.S. and non-U.S. persons considering an investment in the securities should read the discussion under “United States Federal Tax Considerations” in this pricing supplement for more information.

Will the Securities Be Listed on a Stock Exchange?

The securities will not be listed on any exchange.

Can You Tell Me More About Citigroup Inc. and Citigroup Funding?

Citigroup Inc. is a diversified global financial services holding company whose businesses provide a broad range of financial services to consumer and corporate customers.  Citigroup Funding is a wholly owned subsidiary of Citigroup Inc. whose business activities consist primarily of providing funds to Citigroup Inc. and its subsidiaries for general corporate purposes.

What Is the Role of Citigroup Funding’s Affiliate, Citigroup Global Markets Inc.?

Our affiliate, Citigroup Global Markets Inc. (“Citigroup Global Markets”), is the lead agent for the offering and sale of the securities.  After the initial offering, Citigroup Global Markets and/or other of our affiliated dealers currently intend, but are not obligated, to buy and sell the securities to create a secondary market for holders of the securities, and may engage in other activities described in the sections “Plan of Distribution; Conflicts of Interest” in this pricing supplement, the accompanying prospectus supplement and prospectus.  However, neither Citigroup Global Markets nor any of these affiliates will be obligated to engage in any market-making activities, or continue those activities once it has started them.

Citigroup Global Markets will also act as calculation agent for the securities.  As calculation agent, Citigroup Global Markets will make determinations with respect to the securities.  You should refer to “Risk Factors Relating to the Securities—The Calculation Agent, Which Is an Affiliate of Ours, Will Make Determinations With Respect to the Securities” in this pricing supplement for more information.

Can You Tell Me More About the Effect of Citigroup Funding’s Hedging Activity?

We have hedged our obligations under the securities through one or more of our affiliates. This hedging activity may involve trading in the underlying equity, the stocks that constitute the underlying index and/or in instruments, such as options, swaps or futures, related to the underlying equity, the underlying index and/or the stocks that constitute the underlying index. The costs of maintaining or adjusting this hedging activity could affect the price at which our affiliate Citigroup Global Markets may be willing to purchase your securities in the secondary market. Moreover, this hedging activity may result in our or our affiliates’ receipt of a profit, even if the market value of the securities declines. You should refer to “Risk Factors Relating to the Securities—The Inclusion of Underwriting Fees and Projected Profit From Hedging in the Issue Price Is Likely to Adversely Affect Secondary Market Prices” and “Risk Factors Relating to the Securities—Hedging and Trading Activity by the Calculation Agent and Its Affiliates Could Potentially Affect the Value of the Securities” in this pricing supplement, “Risk Factors—Citigroup Funding’s Hedging Activity Could Result in a Conflict of Interest” in the accompanying prospectus supplement and “Use of Proceeds and Hedging” in the accompanying prospectus.

Does ERISA Impose Any Limitations on Purchases of the Securities?

Employee benefit plans and other entities the assets of which are subject to the fiduciary responsibility provisions of the Employee Retirement Income Security Act of 1974, as amended, Section 4975 of the Internal Revenue Code of 1986, as amended, or substantially similar federal, state or local laws, including individual retirement accounts, (which we call “Plans”) will be permitted to purchase and hold the securities, provided that each such Plan shall by its purchase be deemed to represent and warrant either that (A) (i) none of Citigroup Global Markets, its affiliates or any employee thereof is a Plan fiduciary that has or exercises any discretionary authority or control with respect to the Plan’s assets used to purchase the securities or renders investment advice with respect to those assets and (ii) the Plan is paying no more than adequate consideration for the securities or (B) its acquisition and holding of the securities is not prohibited by any such provisions or laws or is exempt from any such prohibition.  However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the securities if the account, plan or annuity is for the benefit of an employee of Citigroup Global Markets or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of securities by the account, plan or annuity.  Please refer to the section “ERISA Matters” in this pricing supplement for further information.

Are There Any Risks Associated With My Investment?

Yes, the securities are subject to a number of risks. Please refer to the section “Risk Factors Relating to the Securities” in this pricing supplement.

RISK FACTORS RELATING TO THE SECURITIES

Because the terms of the securities differ from those of conventional debt securities in that the securities pay no interest and your payment at maturity will be based on the percentage change in the closing price of the underlying equity from the trade date to the final valuation date, an investment in the securities entails significant risks not associated with similar investments in conventional debt securities, including, among other things, fluctuations in the closing price of the underlying equity and other events that are difficult to predict and beyond our control.

You Risk Losing up to 90% of the Principal Amount

The securities differ from ordinary debt securities in that Citigroup Funding will not necessarily repay the full principal amount of the securities.  Citigroup Funding will only pay you the principal amount of your securities if the final price has not declined from the initial price by a percentage more than the buffer amount of 10% and will only make such payment at maturity.  If the final price has declined from the initial price by a percentage more than the buffer amount, meaning the underlying return is lower than −10%, Citigroup Funding will pay you less than the full principal amount, resulting in a loss of the principal amount that is equal to the depreciation of the underlying equity from the trade date to the final valuation date in excess of the buffer amount.  Accordingly, if the underlying equity has declined by more than 10% from the initial price over the term of the securities, you risk losing 90% of your principal amount.

No Interest Payments

Citigroup Funding will not make periodic interest payments on the securities, and the return on the securities is limited to the performance of the underlying equity from the trade date to the final valuation date, subject to the maximum gain.

Downside Market Exposure to the Underlying Equity is Buffered Only if You Hold the Securities to Maturity

Citigroup Funding will pay you at least the principal amount of your securities under the certain limited circumstances described in this pricing supplement only if you hold your securities to maturity. The market value of the securities may fluctuate between the date you purchase them and the final valuation date. If you are able to sell your securities in the secondary market prior to maturity, you may have to sell them at a loss even if the underlying equity has not declined by more than 10%.  You should be willing to hold your securities to maturity. The buffered downside market exposure provided at maturity is subject to the credit risk of Citigroup Inc. and is not, either directly or indirectly, an obligation of any third party.

The Multiplier Applies Only if You Hold the Securities to Maturity

You should be willing to hold your securities to maturity.  If you are able to sell your securities prior to maturity in the secondary market, the price you receive will likely not reflect the full economic value of the multiplier or the securities themselves, and the return you realize may be less than the underlying equity’s return even if such return is positive and does not exceed the maximum gain. You can receive the full benefit of the multiplier only if you hold your securities to maturity.

The Appreciation Potential of the Securities is Limited by the Maximum Gain

The appreciation potential of the securities is limited by the maximum gain of 37.92% per security, resulting in a maximum payment at maturity of $13.792 per security. Although the multiplier provides for a return of three times any increase in the final price over the initial price, because the payment at maturity will be limited by the maximum gain, any increase in the final price over the initial price by more than 12.64% (one third the maximum gain) of the initial price will not increase the return on the securities. As a result, your return on the securities may be less than the return on a hypothetical direct investment in the underlying equity.

The Securities Are Subject to the Credit Risk of Citigroup Inc., and Any Actual or Anticipated Changes to Its Credit Ratings and Credit Spreads May Adversely Affect the Market Value of the Securities

Investors are dependent on the ability of Citigroup Inc., Citigroup Funding’s parent company and the guarantor of any payments that become due on the securities, to pay all amounts due on the securities at maturity, and, therefore, investors are subject to the credit risk of Citigroup Inc. and to changes in the market’s view of Citigroup Inc.’s creditworthiness. The securities are not guaranteed by any other entity. If Citigroup Inc. defaults on its obligations under the securities, your investment would be at risk and you could lose some or all of your investment. Any decline, or anticipated decline, in Citigroup Inc.’s credit ratings or increase, or anticipated increase, in the credit spreads charged by the market for taking Citigroup Inc.’s credit risk is likely to adversely affect the market value of the securities.

Volatility of the Underlying Equity

Historically, the value of the underlying equity has been volatile. From January 3, 2006 to November 15, 2011, the closing price of the underlying equity has been as low as $18.22 and as high as $55.64.  The volatility of the underlying equity may result in your receiving a payment at maturity that is less than the $10.00 principal amount of each security and possibly as low as $1.00 per security, even if the underlying equity has appreciated over one or more other periods during the term of the securities before depreciating to below the initial price on the final valuation date.

Potential for a Lower Comparative Yield

The securities do not pay any periodic interest.  As a result, if the final price does not increase sufficiently from the initial price, taking into account the multiplier, the effective yield on the securities will be less than that which would be payable on a conventional fixed-rate debt security of Citigroup Funding (whose payments would be guaranteed by Citigroup Inc.) of comparable maturity.

The Market Price of the Securities Will Be Influenced by Many Unpredictable Factors

Several factors will influence the value of the securities in the secondary market and the price at which Citigroup Global Markets may be willing to purchase or sell the securities in the secondary market, including: the value and volatility (frequency and magnitude of changes in value or price) of the underlying equity; dividend yields of the underlying equity, the stocks and other securities held by the fund and the stocks that constitute the underlying index; interest and yield rates in the market; time remaining until the securities mature; geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the underlying equity or equities markets generally and that may affect the final price, the exchange rates of the U.S. dollar relative to the currency in which the stocks and other securities held by the fund and/or that compose the underlying index trade; the occurrence of certain events affecting the underlying equity that may or may not require an adjustment to the closing price of the underlying equity; and any actual or anticipated changes in the credit ratings or credit spreads of Citigroup Inc. The price of the underlying equity may be, and has recently been, extremely volatile, and we can give you no assurance that this volatility will lessen.  See “Description of the iShares® MSCI Emerging Markets Index Fund—Historical Data on the iShares® MSCI Emerging Markets Index Fund.”  You may receive less, and possibly significantly less, than the principal amount of the securities if you try to sell your securities prior to maturity.

The Payment at Maturity on Your Securities Is Not Based on the Price of the Underlying Equity at Any Time Other than the Final Valuation Date

The final price and the index return will be based solely on the closing price of the underlying equity on the final valuation date (subject to adjustment as described in this pricing supplement). Therefore, if the closing price of the underlying equity drops precipitously on the final valuation date, the payment at maturity on your securities that Citigroup Funding pays you may be significantly less than it would otherwise have been had the payment at maturity been linked to the closing price of the underlying equity at a time prior to such drop. Although the closing price of the underlying equity on the maturity date or at other times during the life of your securities may be higher than the closing price of the underlying equity on the final valuation date, you will not benefit from the closing price of the underlying equity at any time other than the final valuation date.

Investing in the Securities Is Not Equivalent to Investing in the Underlying Equity, the Securities Held by the Fund or the Stocks that Constitute the Underlying Index

Investing in the securities is not equivalent to investing in the underlying equity, any securities held by the fund or the stocks that constitute the underlying index.  Investors in the securities will not have voting rights or rights to receive any dividends paid with respect to the underlying equity, any securities held by the fund or the stocks that constitute the underlying index. As of November 15, 2011, the underlying equity had a trailing 12-month dividend yield of 2.09%.  If this dividend yield remained constant for the term of the securities, then, assuming no reinvestment of dividends, you would be foregoing an aggregate yield of 4.18% (calculated on a simple interest basis) over the approximately 2-year term of the securities.  However, it is impossible to predict whether the dividend yield over the term of the securities will be higher, lower or the same as this dividend yield or the dividend yield during any other period.  You should carefully consider whether an investment that does not provide for dividends or periodic interest is appropriate for you.  The payment scenarios described in this pricing supplement do not show any effect of lost dividend yield over the term of the securities.

The Price of the Underlying Equity Is Subject to Currency Exchange Risk

Because the price of the underlying equity is related to the U.S. dollar value of stocks composing the underlying index, holders of the securities will be exposed to currency exchange rate risk with respect to each of the currencies in which such component securities trade. Exchange rate movements for a particular currency are volatile and are the result of numerous factors specific to the relevant country including the supply of, and the demand for, those currencies, as well as government policy, intervention or actions, but are also influenced significantly from time to time by political or economic developments, and by macroeconomic factors and speculative actions related to each applicable region. An investor’s net exposure will depend on the extent to which the currencies of the applicable countries strengthen or weaken against the U.S. dollar and the relative weight of each currency. If, taking into account such weighting, the dollar strengthens against the currencies of the component securities represented in the underlying index, the price of the underlying equity will be adversely affected and the payment at maturity on the securities may be reduced.

Of particular importance to potential currency exchange risk are: existing and expected rates of inflation; existing and expected interest rate levels; the balance of payments; and the extent of governmental surpluses or deficits in the applicable countries and the United States of America.

All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of various component countries and the United States and other countries important to international trade and finance.

The Securities Are Subject to Risks Associated with Emerging Markets Equity Securities

The stocks composing the MSCI Emerging Markets Index and that are generally tracked by the underlying equity have been issued by companies in various emerging markets. Investments in securities linked to the value of foreign equity securities involve risks associated with the securities markets in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross-shareholdings in companies in certain countries. Also, there is generally less publicly available information about foreign companies than about U.S. companies that are subject to the reporting requirements of the Securities and Exchange Commission, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements different from those applicable to U.S. reporting companies. The prices of securities in foreign markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws. Countries with emerging markets may have relatively unstable governments, present the risks of nationalization of businesses, have restrictions on foreign ownership and prohibitions on the repatriation of assets and have less protection of property rights than more developed countries. The economies of countries with emerging markets may be based on only a few industries, be highly vulnerable to changes in local or global trade conditions and suffer from extreme and volatile debt burdens or inflation rates. Local securities markets may trade a small number of securities and be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times. Moreover, the economies in such countries may differ favorably or unfavorably from the economy in the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

Adjustments to the Underlying Equity or to the MSCI Emerging Markets Index Could Adversely Affect the Value of the Securities

The investment advisor to the iShares® MSCI Emerging Markets Index Fund, BlackRock Fund Advisors (the “Investment Advisor”), seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI Emerging Markets Index. Pursuant to its investment strategy or otherwise, the Investment Advisor may add, delete or substitute the stocks and other securities held by the iShares® MSCI Emerging Markets Index Fund. The Investment Advisor may change its investment strategy at anytime. Any of these actions could adversely affect the closing price of the underlying equity and, consequently, the value of the securities. MSCI Inc. (“MSCI”) is responsible for calculating and maintaining the MSCI Emerging Markets Index. MSCI may add, delete or substitute the stocks constituting the MSCI Emerging Markets Index or make other methodological changes that could adversely affect the closing price of the underlying equity and, consequently, the value of the securities.

The iShares® MSCI Emerging Markets Index Fund and the MSCI Emerging Markets Index Are Different

The performance of the underlying equity may not exactly replicate the performance of the underlying index because the underlying equity will reflect transaction costs and fees that are not included in the calculation of the underlying index. It is also possible that the underlying equity may not fully replicate or may in certain circumstances diverge significantly from the performance of the underlying index due to the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments held by the fund, differences in trading hours between the underlying equity and the stocks that constitute the underlying index or due to other circumstances. Additionally, the performance of the underlying equity may diverge from the performance of the underlying index because the fund may invest up to 10% of its assets in securities not included in the underlying index and in derivative contracts.

The Inclusion of Underwriting Fees and Projected Profit From Hedging in the Issue Price Is Likely to Adversely Affect Secondary Market Prices

Assuming no change in market conditions or any other relevant factors, the price, if any, at which Citigroup Global Markets may be willing to purchase the securities in secondary market transactions will likely be lower than the issue price, since the issue price includes, and secondary market prices are likely to exclude, the cost of hedging our obligations under the securities, and, for brokerage accounts, underwriting fees paid with respect to the securities. The cost of hedging includes the projected profit that our affiliates may realize in consideration for assuming the risks inherent in managing the hedging transactions. These secondary market prices may be lower than the costs of unwinding the related hedging transactions at the time of the secondary market transaction. Our affiliates may realize a profit from the expected hedging activity even if investors do not receive a favorable investment return under the terms of the securities or in any secondary market transaction. In addition, any secondary market prices may differ from values determined by pricing models used by Citigroup Global Markets, as a result of dealer discounts, mark-ups or other transaction costs.

The Securities Will Not Be Listed on Any Securities Exchange, and Secondary Trading May Be Limited

The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. Citigroup Global Markets may, but is not obligated to, make a market in the securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. Because we do not expect that other broker-dealers will participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which Citigroup Global Markets is willing to transact. If, at any time, Citigroup Global Markets were not to make a market in the securities, it is likely that there would be no secondary market for the securities. Accordingly, you should be willing to hold your securities to maturity.

The Anti-Dilution Adjustments Do Not Cover Every Event That Could Affect the Underlying Equity

Citigroup Global Markets, as calculation agent, will adjust the initial price for certain events affecting the underlying equity. However, the calculation agent will not make an adjustment for every event that could affect the underlying equity. If an event occurs that does not require the calculation agent to adjust the amount payable at maturity, the market price of the securities and the amount payable at maturity may be materially and adversely affected.

The Calculation Agent, Which Is an Affiliate of Ours, Will Make Determinations With Respect to the Securities

Citigroup Global Markets, the calculation agent, is an affiliate of ours. As calculation agent, Citigroup Global Markets has determined the initial price, will determine the final price and the underlying return and will calculate the amount of cash you will receive at maturity. Determinations made by Citigroup Global Markets in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events, the selection of successor shares in the event of a delisting of or suspension of trading in the underlying equity and the calculation of the final price in the event of a market disruption event or termination of the fund, may adversely affect the payment to you at maturity.

Hedging and Trading Activity by the Calculation Agent and Its Affiliates Could Potentially Affect the Value of the Securities

One or more of our affiliates have hedged our obligations under the securities and will carry out hedging activities related to the securities (and other instruments linked to the underlying equity or the underlying index), including trading in the underlying equity, the stocks that constitute the underlying index and/or in instruments, such as options, swaps or futures, related to the underlying equity, the underlying index and/or the stocks that constitute the underlying index.  Our affiliates also trade in the underlying equity, the stocks that constitute the underlying index and other financial instruments related to the underlying equity, the stocks that constitute the underlying index and the underlying index on a regular basis as part of their general broker-dealer, proprietary trading and other businesses.  Any of these hedging or trading activities on or prior to the trade date could have potentially increased the initial price and, therefore, the price at which the underlying equity must close on the final valuation date before an investor receives a payment at maturity that exceeds the issue price of the securities. Additionally, such hedging or trading activities during the term of the securities, including on the final valuation date, could adversely affect the closing price of the underlying equity on the final valuation date and, accordingly, the amount of cash an investor will receive at maturity.

We Have No Affiliation With the Fund, the Issuers of the Securities Held by the Fund or the Sponsor of the Underlying Index

We are not currently affiliated with the fund or the sponsor of the underlying index and, to our knowledge, we are not currently affiliated with any issuers of the securities held by the fund. We assume no responsibility for the adequacy of the information about the underlying equity, the underlying index and the issuers of the securities held by the fund contained in this pricing supplement. You should make your own investigation into the fund, the underlying index and the issuers of the securities held by the fund. We are not responsible for the fund's and the sponsor of the underlying index’s public disclosure of information or the public disclosure of the issuers of the securities held by the fund, whether contained in SEC filings or otherwise.

The U.S. Federal Income Tax Consequences of an Investment in the Securities Are Unclear

There is no direct legal authority regarding the proper U.S. federal income tax treatment of the securities, and we do not plan to request a ruling from the IRS.  Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as prepaid forward contracts.  If the IRS were successful in asserting an alternative treatment for the securities, the tax consequences of ownership and disposition of the securities might be affected materially and adversely.  As discussed below under “United Stated Federal Tax Considerations – Potential Application of the Constructive Ownership Rules,” even if the treatment of the securities as prepaid forward contracts is respected, the securities may be treated as “constructive ownership transactions.” In that case, all or a portion of any long-term capital gain U.S. Holders would otherwise recognize on a sale, exchange or settlement of the securities could be recharacterized as ordinary income, in which case an interest charge would apply with respect to the deemed tax liability that would have been incurred if such income had accrued at a constant rate over the period they held the securities. In addition, as described below under “United States Federal Tax Considerations,” in 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.  Both U.S. and non-U.S. holders should review carefully the section of this pricing supplement entitled “United States Federal Tax Considerations” and consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the securities (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Potentially Inconsistent Research, Opinions or Recommendations by Citigroup Global Markets Inc., UBS Financial Services Inc. or their Respective Affiliates

Citigroup Global Markets, UBS Financial Services Inc. or their respective affiliates and agents may publish research from time to time on financial markets and other matters that may influence the value of the securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the securities.  Any research, opinions or recommendations expressed by Citigroup Global Markets, UBS Financial Services Inc. or their respective affiliates or agents may not be consistent with each other and may be modified from time to time without notice. You should make your own independent investigation of the merits of investing in the securities and the underlying equity.

DESCRIPTION OF THE SECURITIES

You should read this pricing supplement together with the accompanying prospectus supplement and prospectus in connection with your investment in the Securities.  The description in this pricing supplement of the particular terms of the Securities supplements, and to the extent inconsistent therewith replaces, the descriptions of the general terms and provisions of the debt securities set forth in the accompanying prospectus supplement and prospectus.

You may access the prospectus supplement and prospectus on the SEC Web site at www.sec.gov as follows (or if such address has changed, by reviewing our filings for May 12, 2011 on the SEC Web site):

▪	Prospectus and Prospectus Supplement filed on May 12, 2011:
http://www.sec.gov/Archives/edgar/data/831001/000095012311049309/y91273b2e424b2.htm

General

The Buffered Return Optimization Securities Linked to the iShares® MSCI Emerging Markets Index Fund due November 21, 2013 (the “Securities”) are investments linked to the performance of shares of the iShares® MSCI Emerging Markets Index Fund. We refer to the iShares® MSCI Emerging Markets Index Fund as the “Fund”, shares of the Fund to which the Securities are linked as the “Underlying Equity” and the MSCI Emerging Markets Index as the “Underlying Index.” The Securities offer a potential return at maturity based on an enhanced participation in any increase in the Closing Price of the Underlying Equity from the Trade Date to the Final Valuation Date, subject to the Maximum Gain, while also reducing the downside market risk by providing a buffer against a decline of 10% or less in the Closing Price of the Underlying Equity from the Trade Date to the Final Valuation Date and exposure only to a decline of more than 10% in the Closing Price of the Underlying Equity from the Trade Date to the Final Valuation Date. The Securities do not pay periodic interest or dividends.  The return on the Securities, if any, will be based upon the Closing Price of the Underlying Equity on the Final Valuation Date.  At maturity, you could receive an amount that is up to 90% less than the $10.00 principal amount per Security.

At maturity you will receive for each Security you hold a Payment at Maturity, which may be greater than, equal to or less than the $10.00 principal amount of the Securities, based on the percentage change in the Closing Price of the Underlying Equity from the Trade Date to the Final Valuation Date.  We refer to the percentage change in the Closing Price of the Underlying Equity from the Trade Date to the Final Valuation Date as the “Underlying Return.”

•
If the Underlying Return is positive, your Payment at Maturity per Security will equal the $10.00 principal amount per Security plus a return equal to $10.00 multiplied by the lesser of (i) the Underlying Return multiplied by the Multiplier of 3.00 (the “Multiplier”) and (ii) the Maximum Gain of 37.92% per Security (the “Maximum Gain”).

•
If the Underlying Return is zero or negative but the Underlying Equity has not declined by a percentage more than the 10% Buffer Amount, your Payment at Maturity per Security will equal the $10.00 principal amount per Security.

•
If the Underlying Return is negative and the Underlying Equity has declined by a percentage more than the 10% Buffer Amount, your Payment at Maturity per Security will be an amount (which will be less than the $10.00 principal amount) equal to $10.00 plus the product of (i) $10.00 and (ii) the sum of (a) the Underlying Return (which will be negative) and (b) 10%.  Thus, if the Underlying Return is lower than −10% (regardless of the Closing Price of the Underlying Equity at any other time during the term of the Securities), your Payment at Maturity per Security will be less than the $10.00 principal amount per Security.  At maturity you could receive an amount that is up to 90% less than the principal amount per Security.

We will not make any periodic payments of interest on the Securities.  Additionally, you will not be entitled to receive any dividends paid with respect to the Underlying Equity, any securities held by the Fund or the stocks that constitute the Underlying Index. As of November 15, 2011, the Underlying Equity had a trailing 12-month dividend yield of 2.09%.  If this dividend yield remained constant for the term of the Securities, this would be equivalent to 4.18% (calculated on a simple interest basis) over the approximately 2-year term of the Securities.  However, it is impossible to predict whether the dividend yield over the term of the Securities will be higher, lower or the same as this dividend yield or the dividend yield during any other period.  You should carefully consider whether an investment that does not provide for dividends or periodic interest payments is appropriate for you.

All payments on the Securities are subject to the credit risk of Citigroup Inc.  The Securities are a series of debt securities issued under the senior debt indenture described in the accompanying prospectus supplement and prospectus, any payments becoming due on which are fully and unconditionally guaranteed by Citigroup Inc. The return of the principal amount of the Securities at maturity is not guaranteed. The aggregate principal amount of Securities issued will be $8,655,810 (865,581 Securities).  The Securities will mature on November 21, 2013 (the “Maturity Date”).  The Securities will constitute part of the senior debt of Citigroup Funding and will rank equally with all other unsecured and unsubordinated debt of Citigroup Funding.  The guarantee of payments due under the Securities will rank equally with all other unsecured and unsubordinated debt of Citigroup Inc.  The Securities will be issued only in fully registered form and in denominations of $10.00 per Security and integral multiples thereof.

Reference is made to the accompanying prospectus supplement and prospectus for a detailed summary of additional provisions of the Securities and of the senior debt indenture under which the Securities will be issued.

Payment at Maturity

The Securities will mature on November 21, 2013.  At maturity you will receive for each Security you hold an amount in cash (the “Payment at Maturity”), which may be greater than, equal to or less than the principal amount of the Securities. Your Payment at Maturity could be up to 90% less than the $10.00 principal amount per Security, resulting in a Payment at Maturity of as little as $1.00 per Security.

The Payment at Maturity will be based on the Underlying Return.  The Underlying Return will be calculated as follows:

Final Price – Initial Price
Initial Price

The “Initial Price” is equal to $40.48, the Closing Price of the Underlying Equity on the Trade Date, subject to adjustment as described under “—Dilution Adjustments” below.

The “Final Price” will be equal to the Closing Price of the Underlying Equity on the Final Valuation Date.

Your Payment at Maturity will depend on whether the Underlying Return is positive, zero or negative and will be determined as follows:

•	If the Underlying Return is positive, your Payment at Maturity will equal:

$10.00 + [$10.00 × the lesser of (i) Underlying Return × Multiplier and (ii) the Maximum Gain]

The “Multiplier” equals 3.00.

The “Maximum Gain” equals 37.92% per Security.

•	If the Underlying Return is from and including 0% to and including –10%, your Payment at Maturity will be $10.00 per Security.

•	If the Underlying Return is lower than –10%, your Payment at Maturity will equal:

$10.00 + [$10.00 × (Underlying Return + 10%)]

Thus, if the Closing Price of the Underlying Equity decreases by more than 10% from the Trade Date to the Final Valuation Date, the Underlying Return will be lower than –10% and your Payment at Maturity will be less than $10.00 per Security and could be as low as $1.00 per Security.

The “Buffer Amount” equals 10%.

A “Business Day” means any day that is not a Saturday, a Sunday or a day on which the securities exchanges or banking institutions or trust companies in the City of New York are authorized or obligated by law or executive order to close.

The “Calculation Agent” means Citigroup Global Markets Inc. (“Citigroup Global Markets”), an affiliate of Citigroup Funding, or any successor appointed by Citigroup Funding.

The “Closing Price” of the Underlying Equity means, subject to the provisions set out under “—Delisting or Suspension of Trading in, or Termination of, the Fund; Termination of the Underlying Index; Alteration of Method of Calculation” below: (a) if the Underlying Equity is listed on a national securities exchange on that date of determination, the closing sale price or, if no closing sale price is reported, the last reported sale price on that date on the principal national securities exchange on which the Underlying Equity is listed or admitted to trading; or (b) if the Underlying Equity is not listed on a national securities exchange on that date of determination, or if the closing sale price or last reported sale price on such exchange is not obtainable (even if the Underlying Equity is listed or admitted to trading on such exchange), any last reported bid price for the security of the principal trading session on the over-the-counter market on that date as reported on the OTC Bulletin Board Service (the “OTC Bulletin Board”), the National Quotation Bureau or a similar organization. If no closing sale price, last reported sale price or last reported bid price is available on a date of determination pursuant to clauses (a) or (b) above or if there is a Market Disruption Event, the Closing Price of the Underlying Equity for that date, unless deferred by the Calculation Agent as described below, will be the arithmetic mean, as determined by the Calculation Agent, of the bid prices of the Underlying Equity obtained from as many dealers in such security (which may include Citigroup Global Markets or any of our other affiliates or subsidiaries), but not exceeding three such dealers, as will make such bid prices available to the Calculation Agent.  If no bid prices are provided from any such dealers, the Closing Price will be determined by the Calculation Agent in its sole and absolute discretion (acting in good faith) taking into account any information that it deems relevant.  The term “OTC Bulletin Board” will include any successor to such service. See “—Delisting or Suspension of Trading in, or Termination of, the Fund; Termination of the Underlying Index; Alteration of Method of Calculation” below.  The determination of the Closing Price of the Underlying Equity by the Calculation Agent upon the occurrence of a Market Disruption Event may be deferred by the calculation agent for up to three consecutive Trading Days on which a Market Disruption Event is occurring, but not past the Trading Day immediately prior to the Maturity Date.

The “Final Valuation Date” means November 15, 2013.  If the originally scheduled Final Valuation Date is not a Trading Day, the Final Valuation Date may be postponed by the Calculation Agent, but not past the Trading Day immediately prior to the Maturity Date.  In addition, if a Market Disruption Event occurs on the originally scheduled Final Valuation Date, the Calculation Agent may postpone the Final Valuation Date as described above in the definition of “Closing Price.”

A “Market Disruption Event” means, as determined by the Calculation Agent in its sole discretion, the occurrence or existence of any suspension of or limitation imposed on trading (by reason of movements in price exceeding limits permitted by any relevant exchange or market or otherwise) of, or the unavailability, through a recognized system of public dissemination of transaction information, for a period longer than two hours, or during the one-half hour period preceding the close of trading, on the applicable exchange or market, of accurate price, volume or related information in respect of (1) the Underlying Equity (or any other security for which a closing price must be determined) on any exchange or market, (2) stocks which then comprise 20% or more of the value of the assets held by the Fund or the issuer of any Successor Underlying Equity or 20% or more of the value of the Underlying Index or any Successor Underlying Index, or (3) any options contracts or futures contracts relating to the Underlying Equity (or other security) or any Successor Underlying Equity or the Underlying Index or any Successor Underlying Index , or any options on such futures contracts, on any exchange or market if, in each case, in the determination of the Calculation Agent, any such suspension, limitation or unavailability is material.

For purposes of determining whether a Market Disruption Event exists at any time, if trading in a security held by the Fund or the issuer of any Successor Underlying Equity or included in the Underlying Index or any Successor Underlying Index, as applicable, is materially suspended or materially limited at that time, then the relevant percentage contribution of that security to the value of the assets held by the Fund or the issuer of any Successor Underlying Equity or the value of the Underlying Index or any Successor Underlying Index, as applicable, will be based on a comparison of the portion of the value of such assets or such index, as applicable, attributable to that security relative to the overall value of such assets or such index, as applicable, in each case immediately before that suspension or limitation.

The “Settlement Date” means November 18, 2011.

The “Trade Date” means November 15, 2011, the day we priced the Securities for initial sale to the public.

A “Trading Day,” as determined by the Calculation Agent, is a day on which trading is generally conducted (or was scheduled to have been generally conducted, but for the occurrence of a Market Disruption Event) on the New York Stock Exchange, NYSE Amex Equities, the NASDAQ Stock Market, the Chicago Mercantile Exchange and the Chicago Board Options Exchange, and in the over-the-counter market for equity securities in the United States.

What You Could Receive at Maturity—Hypothetical Examples

The following table, hypothetical examples and graph are based on a principal amount per Security of $10.00, a Multiplier of 3.00, a Buffer Amount of 10%, an Initial Price of $40.48 and a Maximum Gain of 37.92%.  Numbers in the table and examples below have been rounded for ease of analysis.

You will not be entitled to receive any dividends paid with respect to the Underlying Equity, any securities held by the Fund and the stocks that constitute the Underlying Index. As of November 15, 2011, the Underlying Equity had a trailing 12-month dividend yield of 2.09%.  If this dividend yield remained constant for the term of the Securities, this would be equivalent to 4.18% (calculated on a simple interest basis) over the approximately 2-year term of the Securities.  However, it is impossible to predict whether the dividend yield over the term of the Securities will be higher, lower or the same as this dividend yield or the dividend yield during any other period.  You should carefully consider whether an investment that does not provide for dividends or periodic interest is appropriate for you.  The payment scenarios below do not show any effect of lost dividend yield over the term of the Securities.

Table of Hypothetical Payments at Maturity

Final Price	Underlying Return	Payment at Maturity per Security	Securities Total Return at Maturity per $10.00 Issue Price1	Securities Total Return at Maturity per $9.80 Issue Price2
$80.96	100.00%	$13.79	37.92%	40.73%
$76.91	90.00%	$13.79	37.92%	40.73%
$72.86	80.00%	$13.79	37.92%	40.73%
$68.82	70.00%	$13.79	37.92%	40.73%
$64.77	60.00%	$13.79	37.92%	40.73%
$60.72	50.00%	$13.79	37.92%	40.73%
$56.67	40.00%	$13.79	37.92%	40.73%
$52.62	30.00%	$13.79	37.92%	40.73%
$48.58	20.00%	$13.79	37.92%	40.73%
$45.60	12.64%	$13.79	37.92%	40.73%
$44.53	10.00%	$13.00	30.00%	32.65%
$42.50	5.00%	$11.50	15.00%	17.35%
$40.48	0.00%	$10.00	0.00%	2.04%
$38.46	-5.00%	$10.00	0.00%	2.04%
$36.43	-10.00%	$10.00	0.00%	2.04%
$35.62	-12.00%	$9.80	-2.00%	0.00%
$32.38	-20.00%	$9.00	-10.00%	-8.16%
$30.36	-25.00%	$8.50	-15.00%	-13.27%
$28.34	-30.00%	$8.00	-20.00%	-18.37%
$24.29	-40.00%	$7.00	-30.00%	-28.57%
$20.24	-50.00%	$6.00	-40.00%	-38.78%
$16.19	-60.00%	$5.00	-50.00%	-48.98%
$12.14	-70.00%	$4.00	-60.00%	-59.18%
$8.10	-80.00%	$3.00	-70.00%	-69.39%
$4.05	-90.00%	$2.00	-80.00%	-79.59%
$0.00	-100.00%	$1.00	-90.00%	-89.80%
1 The “total return” is the number, expressed as a percentage, that results from comparing the Payment at Maturity per $10.00 principal amount Security to the issue price of $10.00 per Security for all brokerage accounts.
2 The “total return” is the number, expressed as a percentage, that results from comparing the Payment at Maturity per $10.00 principal amount Security to the issue price of $9.80 per Security, which is the issue price for investors in advisory accounts.  See “Plan of Distribution; Conflicts of Interest.”

Example 1 – The Closing Price of the Underlying Equity increases 5.00% from the Initial Price of $40.48 to a Final Price of $42.50, resulting in an Underlying Return of 5.00%.  Because the Underlying Return of 5.00% multiplied by 3.00 is less than the Maximum Gain of 37.92%, Citigroup Funding will pay a Payment at Maturity calculated as follows per $10.00 principal amount Security:

$10.00 + ($10.00 × Underlying Return × Multiplier)

$10.00 + ($10.00 x 5.00% x 3.00) = $10.00 + $1.50 = $11.50

The Payment at Maturity of $11.50 per $10.00 principal amount Security represents a return on the principal amount of 15.00%, which corresponds to a total return on the Securities of 15.00% for brokerage account holders and 17.35% for advisory account holders.

Example 2 – The Closing Price of the Underlying Equity increases 20.00% from the Initial Price of $40.48 to a Final Price of $48.58, resulting in an Underlying Return of 20.00%.  Because the Underlying Return of 20.00% multiplied by 3.00 is greater than the Maximum Gain of 37.92%, Citigroup Funding will pay a Payment at Maturity calculated as follows per $10.00 principal amount Security:

$10.00 + ($10.00 x Maximum Gain)
$10.00+ ($10.00 x 37.92%) = $10.00 + $3.79 = $13.79
The Payment at Maturity of $13.79 per $10.00 principal amount Security, which is the maximum payment on the Securities, represents a return on the principal amount equal to the Maximum Gain of 37.92%, which corresponds to a total return on the Securities of 37.92% for brokerage account holders and 40.73% for advisory account holders.

Example 3 – The Closing Price of the Underlying Equity decreases 5.00% from the Initial Price of $40.48 to a Final Price of $38.46, resulting in an Underlying Return of -5.00%.  Because the Underlying Return is negative, but the

Underlying Equity has not declined by a percentage more than the Buffer Amount of 10%, Citigroup Funding will repay the principal amount of the Securities at maturity.

The Payment at Maturity of $10.00 per $10.00 principal amount Security represents a return on the principal amount of 0.00%, which corresponds to a total return on the Securities of 0.00% for brokerage account holders and 2.04% for advisory account holders.

Example 4 – The Closing Price of the Underlying Equity decreases 40.00% from the Initial Price of $40.48 to a Final Price of $24.29, resulting in an Underlying Return of -40.00%.  Because the Underlying Return is negative and the Underlying Equity has declined by a percentage more than the Buffer Amount of 10%, Citigroup Funding will pay a Payment at Maturity calculated as follows per $10.00 principal amount Security:

$10.00 + [$10.00 x (Underlying Return + 10%)]

$10.00 + [$10.00 x (-40.00% + 10%)] = $7.00

The Payment at Maturity of $7.00 per $10.00 principal amount Security represents a loss on the principal amount of 30%, which is equal to the Underlying Return of -40.00% plus the Buffer Amount and corresponds to a total loss on the Securities of 30.00% for brokerage account holders and 28.57% for advisory account holders.

If the Underlying Return is negative and the Underlying Equity has declined by a percentage more than the Buffer Amount of 10%, at maturity Citigroup Funding will pay less than the full principal amount, resulting in a loss of principal to investors that is equal to the depreciation of the Underlying Equity from the Trade Date to the Final Valuation Date in excess of the Buffer Amount.

Hypothetical Maturity Payment Graph

Delisting or Suspension of Trading in, or Termination of, the Fund; Termination of the Underlying Index; Alteration of Method of Calculation

If the Underlying Equity is delisted from, or trading of the Underlying Equity is suspended on, the principal national securities exchange on which the Underlying Equity is listed or admitted for trading, and a major U.S. exchange or market lists or approves for trading successor or substitute securities that the Calculation Agent determines, in its sole discretion, to be comparable to the Underlying Equity (any such securities, “Successor Underlying Equity”), the price of such Successor Underlying Equity will be substituted for all purposes, including but not limited to determining the Closing Price of the Underlying Equity.  Upon any selection by the Calculation Agent of Successor Underlying Equity, the Calculation Agent will cause notice thereof to be furnished to us and the trustee, who will provide notice of the selection of the Successor Underlying Equity to the registered holders of the Securities.

If the Underlying Equity is delisted from, or trading of the Underlying Equity is suspended on, the principal national securities exchange on which the Underlying Equity is listed or admitted for trading, and Successor Underlying Equity that the Calculation Agent determines to be comparable to the Underlying Equity are not listed or approved for trading on a major U.S. exchange or market, a successor or substitute security may be selected by the Calculation Agent, in its sole discretion, and the value of such successor or substitute security, as determined by the Calculation Agent in its sole discretion, will be substituted for all purposes, including but not limited to determining the Closing Price of the Underlying Equity. Upon any selection by the Calculation Agent of successor or substitute securities, the Calculation Agent will cause notice thereof to be furnished to us and the trustee, who will provide notice of the selection of the successor or substitute securities to the registered holders of the Securities.

If the Fund is liquidated or otherwise terminated (a “Termination Event”), the Closing Price of the Underlying Equity on each Trading Day from the date of the Termination Event up to and including the Final Valuation Date will be determined by the Calculation Agent, in its sole discretion, and will be a fraction of the closing value of the Underlying Index (or any Successor Underlying Index, as defined below) on such Trading Day (taking into account any material changes in the method of calculating such index following such Termination Event) equal to that part of the closing value of such index represented by the Closing Price of the Underlying Equity, in each case on the Trading Day immediately prior to the occurrence of such Termination Event on which a Closing Price of the Underlying Equity was available. The Calculation Agent will cause notice of the Termination Event and calculation of the Closing Price as described above to be furnished to us and the trustee, who will provide such notice of the Termination Event and the calculation of the Closing Price to the registered holders of the Securities.

If a Termination Event has occurred and the publisher of the Underlying Index (or any successor publisher, the “Index Publisher”) discontinues publication of the Underlying Index and it or another entity publishes a successor or substitute index that the Calculation Agent determines, in its sole discretion, to be comparable to the Underlying Index, then the value of the Underlying Index will be determined by reference to the value of that successor or substitute index, which we refer to as a “Successor Underlying Index.”  Upon any selection by the Calculation Agent of a Successor Underlying Index, the Calculation Agent will cause notice to be furnished to us and the trustee, who will provide notice of the selection of the Successor Underlying Index to the registered holders of the Securities.

If a Termination Event has occurred and the Index Publisher discontinues publication of the Underlying Index and a Successor Underlying Index is not selected by the Calculation Agent or is no longer published on a date of determination for the Securities, then the value to be substituted for that index for that date will be a value computed by the Calculation Agent for that date in accordance with the procedures last used to calculate that index prior to such discontinuance.

If a Termination Event has occurred and the Index Publisher discontinues publication of the Underlying Index prior to the determination of the Payment at Maturity and the Calculation Agent determines that no Successor Underlying Index is available at that time, then on each Trading Day until the earlier to occur of (a) the determination of the Payment at Maturity and (b) a determination by the Calculation Agent that a Successor Underlying Index is available, the Calculation Agent will determine the value that is to be used in determining the value of the applicable index as described in the preceding paragraph.

If a Successor Underlying Index is selected or the Calculation Agent calculates a value as a substitute for the applicable index as described above, the Successor Underlying Index or value will be substituted for the applicable index for all purposes, including for purposes of determining whether a Market Disruption Event occurs.

Notwithstanding these alternative arrangements, discontinuance of the publication of the Underlying Index may adversely affect the value of the Securities in any secondary market and the Payment at Maturity.

All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will be conclusive for all purposes and binding on your broker and the beneficial owners of the Securities, absent manifest error.

If a Termination Event has occurred and at any time the method of calculating the Underlying Index or any Successor Underlying Index is changed in any material respect, or if the Underlying Index or any Successor Underlying Index is in any other way modified so that the value of that index does not, in the opinion of the Calculation Agent, fairly represent the value of that index had the changes or modifications not been made, then, from and after that time, the Calculation Agent will, at the close of business in New York, New York, make those adjustments as, in the good faith judgment of the Calculation Agent, may be necessary in order to arrive at a calculation of a value of an index comparable to the relevant index as if the changes or modifications had not been made. Accordingly, if the method of calculating the Underlying Index or any Successor Underlying Index is modified so that the value of that index is a fraction or a multiple of what it would have been if it had not been modified, then the Calculation Agent will adjust that index in order to arrive at a value of that index as if it had not been modified.

Dilution Adjustments

The Closing Price of the Underlying Equity may be subject to adjustment from time to time in certain situations.  Any of these adjustments could have an impact on the amount to be paid by Citigroup Funding to you.  Citigroup Global Markets, as Calculation Agent, will be responsible for the effectuation and calculation of any adjustment described herein and will furnish the trustee with notice of any adjustment.

If the Fund, after the Trade Date,

(a) pays a dividend on the Underlying Equity in shares of the Underlying Equity or makes a distribution with respect to the Underlying Equity in the form of shares of the Underlying Equity (excluding any share dividend or distribution for which the number of shares paid or distributed is based on a fixed cash equivalent value);

(b) subdivides or splits the Underlying Equity into a greater number of shares;

(c) combines the Underlying Equity into a smaller number of shares; or

(d) issues other shares by reclassification of the Underlying Equity,

then, in each of these cases, the Initial Price will be divided by a dilution adjustment equal to a fraction, the numerator of which will be the number of shares of Underlying Equity outstanding immediately after the event, plus, in the case of a reclassification referred to in (d) above, the number of shares of other common stock, and the denominator of which will be the number of shares of Underlying Equity outstanding immediately before the event.

Each dilution adjustment will be effected as follows:

(a) in the case of any dividend, distribution or issuance, at the opening of business on the ex-dividend date for this dividend, distribution or issuance; and

(b) in the case of any subdivision, split, combination or reclassification, on the effective date of the transaction.

All dilution adjustments will be rounded upward or downward to the nearest 1/10,000th or, if there is not a nearest 1/10,000th, to the next lower 1/10,000th. No adjustment in the Initial Price will be required unless the adjustment would require an increase or decrease of at least one percent therein, provided, however, that any adjustments which by reason of this sentence are not required to be made will be carried forward (on a percentage basis) and taken into account in any subsequent adjustment. If any announcement or declaration of a record date in respect of a dividend, distribution, issuance or repurchase requiring an adjustment as described herein is subsequently canceled by the Fund, or this dividend, distribution, issuance or repurchase fails to receive requisite approvals or fails to occur for any other reason, then, upon the cancellation, failure of approval or failure to occur, the Initial Price will be further adjusted to the Initial Price that would then have been in effect had adjustment for the event not been made. If a Termination Event described above occurs after the occurrence of one or more events requiring an adjustment as described herein, the dilution adjustments previously applied to the Initial Price will not be rescinded but will be applied to the Termination Event as provided for above.

Redemption at the Option of the Holder; Defeasance

The Securities are not subject to redemption at the option of any holder prior to maturity and are not subject to the defeasance provisions described in the accompanying prospectus under “Description of Debt Securities—Defeasance.”

Events of Default and Acceleration

In case an Event of Default (as defined in the accompanying prospectus) with respect to any Security shall have occurred and be continuing, the amount declared due and payable upon any acceleration of the Securities will be determined by the

Calculation Agent and will equal, for each Security, the Payment at Maturity, calculated as though the Final Valuation Date were the date of such acceleration.  See “—Payment at Maturity” above.  If a bankruptcy proceeding is commenced in respect of Citigroup Funding or Citigroup Inc., the claim of the beneficial owner of the Securities will be capped at the Payment at Maturity, calculated as though the Final Valuation Date were the date of the commencement of the proceeding.

In case of default in Payment at Maturity of the Securities, the Securities shall bear interest, payable upon demand of the beneficial owners of the Securities in accordance with the terms of the Securities, from and after the Maturity Date through the date when payment of the unpaid amount has been made or duly provided for, at the rate of 3.41% per annum on the unpaid amount due.

Paying Agent and Trustee

Citibank, N.A. will serve as paying agent and registrar for the Securities and will also hold the global security representing the Securities as custodian for DTC.  The Bank of New York Mellon, as successor trustee under an indenture dated as of June 1, 2005, will serve as trustee for the Securities.

Calculation Agent

The Calculation Agent for the Securities will be Citigroup Global Markets.  All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on Citigroup Funding, Citigroup Inc. and the holders of the Securities.  Because the Calculation Agent is an affiliate of Citigroup Funding and a subsidiary of Citigroup Inc., potential conflicts of interest may exist between the Calculation Agent and the holders of the Securities, including with respect to certain determinations and judgments that the Calculation Agent must make in determining amounts due to holders of the Securities.  Citigroup Global Markets is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

CUSIP

The CUSIP for the Securities is 17317U485.  The ISIN for the Securities is US17317U4857.

DESCRIPTION OF ISHARES® MSCI EMERGING MARKETS INDEX FUND
General

The iShares® MSCI Emerging Markets Index Fund is an exchange-traded fund managed by iShares®, Inc. (“iShares®”), a registered investment company. iShares® consists of numerous separate investment portfolios, including the iShares® MSCI Emerging Markets Index Fund. This fund seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI Emerging Markets Index. The investment advisor to the iShares® MSCI Emerging Markets Index Fund uses a representative sampling indexing strategy to manage the fund.  This means that the investment advisor invests in a representative sample of securities that, in the view of the investment advisor, has an investment profile similar to the MSCI Emerging Markets Index.  Thus, at any time, the iShares® MSCI Emerging Markets Index Fund may not hold all of the securities in the MSCI Emerging Markets Index.  Funds that employ a representative sampling strategy may incur tracking error to a greater extent than a fund that seeks to replicate an index by holding all of the securities in the index.  The iShares® MSCI Emerging Markets Index Fund generally invests at least 90% of its assets in the securities included in the MSCI Emerging Markets Index and in depositary receipts representing such securities.  The iShares® MSCI Emerging Markets Index Fund may invest the remainder of its assets in securities not included in the MSCI Emerging Markets Index, derivative contracts and cash and cash equivalents.

Information provided to or filed with the Securities and Exchange Commission (the “Commission”) by iShares® pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to Commission file numbers 033-97598 and 811-09102, respectively, through the Commission’s website at http://www.sec.gov. In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. We make no representation or warranty as to the accuracy or completeness of such information.

This pricing supplement relates only to the Securities offered hereby and does not relate to the Underlying Equity. We have derived all disclosures contained in this pricing supplement relating to the Underlying Equity from the publicly available documents described in the preceding paragraph. In connection with the offering of the Securities, none of Citigroup Funding, Citigroup Inc. or Citigroup Global Markets has participated in the preparation of such documents or made any due diligence inquiry with respect to the Underlying Equity. None of Citigroup Funding, Citigroup Inc. or Citigroup Global Markets makes any representation that such publicly available documents or any other publicly available information regarding the Underlying Equity is accurate or complete. Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraph) that would affect the closing price of the Underlying Equity (and therefore the closing price of the Underlying Equity at the time we price the Securities) have been publicly disclosed. Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning the Underlying Equity could affect the value received at maturity with respect to the Securities and therefore the trading prices of the Securities.

Neither Citigroup Inc. nor any of its subsidiaries makes any representation to you as to the performance of the Underlying Equity.

We and/or our affiliates may presently or from time to time engage in business with iShares®. In the course of such business, we and/or our affiliates may acquire non-public information with respect to iShares®, and neither we nor any of our affiliates undertakes to disclose any such information to you. In addition, one or more of our affiliates may publish research reports with respect to the Underlying Equity. The statements in the preceding two sentences are not intended to affect the rights of investors in the Securities under the securities laws. As a prospective purchaser of the Securities, you should undertake an independent investigation of iShares® as in your judgment is appropriate to make an informed decision with respect to an investment in the Underlying Equity.

iShares® is a registered trademark of BlackRock Institutional Trust Company, N.A. (“BTC”). The Securities are not sponsored, endorsed, sold, or promoted by BTC. BTC makes no representations or warranties to the owners of the Securities or any member of the public regarding the advisability of investing in the Securities. BTC has no obligation or liability in connection with the operation, marketing, trading or sale of the Securities.

MSCI Emerging Markets Index

The MSCI Emerging Markets Index is a capitalization-weighted index that aims to capture 85% of the (publicly available) total market capitalization of emerging markets. It has a base date of December 31, 1987 and an initial level of 100. As of November 15, 2011, the MSCI Emerging Markets Index consisted of the following 21 emerging market country indexes:  Brazil, Chile, China, Colombia, Czech Republic, Egypt, Hungary, India, Indonesia, Malaysia, Mexico, Morocco, Peru, Philippines, Poland, Russia, South Africa, South Korea, Taiwan, Thailand, and Turkey. Current information regarding the market value of the MSCI Emerging Markets Index is published daily by MSCI Barra, the provider of the MSCI Emerging Markets Index, on its website.

The MSCI Emerging Markets Index adjusts the market capitalization of index constituents for free float and targets for index inclusion 85% of free float-adjusted market capitalization in each industry group, within each country. In order to maintain the representativeness of the MSCI Emerging Markets Index, structural changes to the MSCI Emerging Markets Index as a whole may be made by adding or deleting MSCI Emerging Markets Index component securities. Currently, such changes in the MSCI Emerging Markets Index may only be made on four dates throughout the year: as of the close of the last business day of February, May, August and November.

Computation of the MSCI Emerging Markets Index: Underlying Stock Eligibility Criteria and Annual Ranking Review

The selection of the companies and securities for the MSCI Emerging Markets Index is based on the following guidelines:

(i) define the equity universe of listed securities within the emerging market countries;

(ii) adjust the total market capitalization for each security for its respective free float available to foreign investors;

(iii) Classify the universe of securities into industry groups under the Global Industry Classification Standard (“GICS”); and

(iv) Select securities for inclusion according to MSCI’s index construction rules and guidelines.

To determine the free float of a security, MSCI Barra considers the proportion of shares outstanding that are deemed to be available for purchase in the public equity markets by international investors. In practice, limitations on free float available to international investors include: strategic and other shareholdings not considered part of available free float; limits on share ownership for foreign investors; or other foreign investment restrictions which materially limit the ability of foreign investors to freely invest in a particular equity market, sector or security.

MSCI Barra will derive a “Foreign Inclusion Factor” for a company that reflects the percentage of the total number of shares of the company that are not subject to strategic shareholdings and/or foreign shareholder ownership or investment limits. MSCI Barra will then “float-adjust” the weight of each constituent company in the MSCI Emerging Markets Index by the company’s foreign inclusion factor. Typically, securities with a free float adjustment ratio of .15 or less will not be eligible for inclusion in the MSCI Emerging Markets Index.

Once the free float factor has been determined for a security, the security’s total market capitalization is then adjusted by such free float factor, resulting in the free float-adjusted market capitalization figure for the security.

MSCI Barra may add additional companies and securities to the MSCI Emerging Markets Index or subtract one or more of its current companies and securities prior to the Maturity Date of the Securities. Any such adjustments are made to the MSCI Emerging Markets Index so that the value of the index at the effective date of such change is the same as it was immediately prior to such change.

Each company’s securities are maintained with the objective of reflecting, on a timely basis, the evolution of the underlying equity markets. In maintaining the MSCI Emerging Markets Index, emphasis is also placed on continuity, replicability and on minimizing turnover in the index.

MSCI Barra classifies index maintenance in three broad categories. The first category consists of ongoing event-related changes, such as mergers and acquisitions, which are generally implemented in the index promptly as they occur. The second category consists of quarterly index reviews aimed at promptly reflecting other significant market events. The third category consists of full country index reviews that systematically re-assess the various dimensions of the equity universe for all emerging market countries and are conducted on a fixed annual timetable.

Ongoing event-related changes to the MSCI Emerging Markets Index are the result of mergers, acquisitions, spin-offs, bankruptcies, reorganizations and other similar corporate events. They can also result from capital reorganizations in the form of rights issues, bonus issues, public placements and other similar corporate actions that take place on a continuing basis. These changes are reflected in the index at the time of the event. All changes resulting from corporate events are announced prior to their implementation, provided all necessary information on the event is available.

The quarterly index review process is designed to ensure that the MSCI Emerging Markets Index continues to be an accurate reflection of the evolving emerging markets equity marketplace. This is achieved by rapidly reflecting significant market driven changes that were not captured in the MSCI Emerging Markets Index at the time of their actual occurrence and that should not wait until the annual index review due to their importance. These quarterly index reviews may result in additions and deletions of MSCI Emerging Markets Index component securities from the MSCI Emerging Markets Index, as well as changes in foreign inclusion factors and in number of shares.

Additions and deletions of securities may result from: the significant over- or under-representation of one or more industry groups as a result of mergers, acquisitions, restructurings or other major market events affecting the industry group; changes in industry classification, significant increases or decreases in free float, and relaxation/removal or decreases of foreign ownership limits not implemented immediately; the additions of large companies that did not meet the minimum size criterion for early inclusion at the time of their initial public offering or secondary offering; the replacement of companies which are no longer suitable industry representatives; the deletion of securities whose company and/or security free float has fallen to less than 15% as a result of a corporate event and which do not meet specified criteria; the replacement of securities resulting from the review of price source for securities with both domestic and foreign board quotations; the deletion of securities that have become very small or illiquid; or other market events.

Significant changes in free float estimates and corresponding changes in the foreign inclusion factors for securities may result from: large market transactions involving strategic shareholders that are publicly announced; secondary offerings that, given the lack of sufficient notice, were not reflected immediately; increases in foreign ownership limits; decreases in foreign ownership limits not applied earlier; corrections resulting from the reclassification of shareholders from strategic to non-strategic, and vice versa; updates to foreign inclusion factors following the public disclosure of new shareholder structures for companies involved in mergers, acquisitions or spin-offs, where different from MSCI Barra’s pro forma free float estimate at the time of the event; large conversions of exchangeable bonds and other similar securities into already existing shares; the end of lock-up periods or expiration of loyalty incentives for non-strategic shareholders; or other events of a similar nature.

Updates in the number of shares are generally small changes in a security’s shares outstanding and may result from, for example, exercise of options or warrants, conversion of convertible bonds or other instruments, share buybacks or cancellations. The implementation of changes resulting from quarterly index reviews occurs on only three dates throughout the year: as of the close of the last business day of February, August and November. The results of the quarterly index reviews are announced at least two weeks prior to their implementation.

The annual full MSCI Emerging Markets Index review includes a re-appraisal of the free float-adjusted industry group representation within a country, a detailed review of the shareholder information used to estimate free float for constituent and non-constituent securities, an updating of the minimum size guidelines for new and existing constituent securities, as well as changes typically considered for quarterly index reviews. During a full index review, securities may be added to or deleted from the MSCI Emerging Markets Index for a range of reasons, including the reasons discussed in the preceding sentence and the reasons for index changes during quarterly index reviews as discussed above. The results of the annual full index reviews are announced at least two weeks in advance of their effective implementation date as of the close of the last business day in May.

Index maintenance also includes monitoring and completing the adjustments for share changes, stock splits, stock dividends and stock price adjustments due to company restructurings or spin-offs. Index maintenance is reflected in the MSCI Emerging Markets Index.

These guidelines and the policies implementing the guidelines are the responsibility of, and, ultimately, subject to adjustment by, MSCI Barra.

We have derived all information regarding the MSCI Emerging Markets Index from publicly available sources. Such information reflects the policies of, and is subject to change by, Morgan Stanley Capital International Inc. and Barra, Inc. MSCI Barra is under no obligation to continue to publish, and may discontinue or suspend the publication of, the MSCI Emerging Markets Index at any time. None of Citigroup Global Markets, Citigroup Funding, Citigroup Inc. or the trustee assumes any responsibility for the accuracy or completeness of any information relating to the MSCI Emerging Markets Index.

Historical Data on the iShares® MSCI Emerging Markets Index Fund

The following table sets forth, for each of the quarterly periods indicated, the high, low and end-of-period Closing Prices of the Underlying Equity from January 3, 2006 through November 15, 2011.  We obtained the information in the table and graph below from Bloomberg Financial Markets, without independent verification.  These historical data on the Underlying Equity are not indicative of the future performance of the Underlying Equity or what the market value of the Securities may be. Any historical upward or downward trend in the value of the Underlying Equity during any period set forth below is not an indication that the Underlying Equity is more or less likely to increase or decrease at any time during the term of the Securities, and no assurance can be given as to the Closing Price of the Underlying Equity on the Final Valuation Date.

	High	Low	Period End
2006
Quarter
First	$33.59	30.43	$33.02
Second	$37.03	27.34	$31.23
Third	$33.14	$29.20	$32.29
Fourth	$38.15	$31.80	$38.10
2007
Quarter
First	$39.53	$35.03	$38.75
Second	$44.42	$39.13	$43.82
Third	$50.11	$39.50	$49.78
Fourth	$55.64	$47.27	$50.10
2008
Quarter
First	$50.37	$42.17	$44.79
Second	$51.70	$44.43	$45.19
Third	$44.43	$31.33	$34.53
Fourth	$33.90	$18.22	$24.97
2009
Quarter
First	$27.09	$19.94	$24.81
Second	$34.64	$25.65	$32.23
Third	$39.29	$30.75	$38.91
Fourth	$42.07	$37.56	$41.50
2010
Quarter
First	$43.22	$36.83	$42.12
Second	$43.98	$36.16	$37.32
Third	$44.77	$37.59	$44.77
Fourth	$48.58	$44.77	$47.62
2011
Quarter
First	$48.69	$44.63	$48.69
Second	$50.21	$45.50	$47.60
Third	$48.46	$34.95	$35.07
Fourth (through November 15, 2011)	$42.80	$34.36	$40.48

On November 15, 2011, the Closing Price of the Underlying Equity was $40.48.

The following graph sets forth the historical performance of the Underlying Equity based on the Closing Price thereof on each Trading Day from January 3, 2006 through November 15, 2011. Past movements of the Underlying Equity are not indicative of future prices of the Underlying Equity.

UNITED STATES FEDERAL TAX CONSIDERATIONS

Prospective investors should note that the discussion under the section called “Certain United States Federal Income Tax Considerations” in the accompanying prospectus supplement does not apply to the Securities issued under this pricing supplement and is superseded by the following discussion.

The following summary is a general discussion of the principal U.S. federal tax consequences of ownership and disposition of the Securities.  This discussion applies only to an investor who holds the Securities as capital assets within the meaning of Section 1221 of the Code.  This discussion does not describe all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances or to holders subject to special rules, such as:

•	certain financial institutions;
•	dealers or traders subject to a mark-to-market method of tax accounting with respect to the Securities;
•	investors holding the Securities as part of a “straddle,” conversion transaction, integrated transaction or constructive sale transaction;
•	U.S. Holders (defined below) whose functional currency is not the U.S. dollar;
•	entities classified as partnerships for U.S. federal income tax purposes;
•	regulated investment companies;
•	tax-exempt entities, including an “individual retirement account” or “Roth IRA”; or
•	persons subject to the alternative minimum tax.

If an entity that is classified as a partnership for U.S. federal income tax purposes holds the Securities, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership.  Partnerships holding the Securities and partners in such partnerships should consult their tax advisers as to the particular U.S. federal income tax consequences of holding and disposing of the Securities.

As the law applicable to the U.S. federal taxation of instruments such as the Securities is technical and complex, the discussion below necessarily represents only a general summary.  Moreover, the effect of any applicable state, local or foreign tax laws is not discussed.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date hereof, changes to any of which subsequent to the date of this pricing supplement may affect the tax consequences described herein, possibly with retroactive effect.

Tax Treatment of the Securities

Each holder, by purchasing the Securities, agrees to treat them as prepaid forward contracts for U.S. federal income tax purposes.

Due to the absence of statutory, judicial or administrative authorities that directly address the U.S. federal tax treatment of the Securities, significant aspects of the treatment of an investment in the Securities are uncertain.  We do not plan to request a ruling from the IRS, and the IRS or a court might not agree with the treatment described below.  Accordingly, potential investors should consult their tax advisers regarding all aspects of the U.S. federal tax consequences of an investment in the Securities and with respect to any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.  Unless otherwise stated, the following discussion is based on the treatment of the Securities as prepaid forward contracts.

Tax Consequences to U.S. Holders

This section applies only to U.S. Holders.  As used herein, the term “U.S. Holder” means a beneficial owner of a Security that is, for U.S. federal income tax purposes:

•	a citizen or individual resident of the United States;

•
a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia; or

•	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

The term “U.S. Holder” also includes certain former citizens and residents of the United States.

Tax Treatment Prior to Maturity.  A U.S. Holder should not be required to recognize taxable income over the term of the Security prior to maturity, other than pursuant to a sale or exchange as described below.

Sale, Exchange or Settlement of the Securities.  Upon a sale or exchange of the Securities, or upon settlement of the Securities at maturity, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized on the sale, exchange or settlement and the U.S. Holder’s tax basis in the Securities sold, exchanged or settled.  A U.S. Holder’s tax basis in the Securities should equal the amount paid by the U.S. Holder to acquire the Securities.  Subject to the discussion below about the possible application of Section 1260, any gain or loss should be capital gain or loss and should be long-term capital gain or loss if at the time of the sale, exchange or settlement the U.S. Holder has held the Securities for more than one year.  The deductibility of capital losses is subject to certain limitations.

Potential Application of the Constructive Ownership Rules. Because the Securities are linked to shares of an exchange traded fund, although the matter is not clear, an investment in the Securities may be treated as a “constructive ownership transaction” within the meaning of Section 1260 of the Code. In that case, all or a portion of any long-term capital gain a U.S. Holder would otherwise recognize on a sale, exchange or settlement of the Securities would be recharacterized as ordinary income to the extent such gain exceeded the “net underlying long-term capital gain” (which, although the matter is unclear, may equal the amount of long-term capital gain the U.S. Holder would have realized if on the issue date the U.S. Holder had invested the amount paid to acquire the Securities in underlying shares and sold those shares for their fair market value at the time the U.S. Holder’s Securities are sold, exchanged or settled). Any long-term capital gain recharacterized as ordinary income under Section 1260 would be treated as accruing at a constant rate over the period the U.S. Holder held the Securities, and the U.S. Holder would be subject to an interest charge in respect of the deemed tax liability on the income treated as accruing in prior tax years. U.S. Holders should consult their tax advisers regarding the potential application of the “constructive ownership” rules to the Securities.

Possible Alternative Tax Treatments of an Investment in the Securities

Alternative U.S. federal income tax treatments of the Securities are possible that, if applied, could materially and adversely affect the timing and/or character of income, gain or loss with respect to the Securities.  It is possible, for example, that the Securities could be treated as debt instruments issued by us.  Under this treatment, the Securities would be governed by Treasury regulations relating to the taxation of contingent payment debt instruments.  In that event, regardless of the U.S. Holder’s accounting method, in each year that the U.S. Holder held the Securities, the U.S. Holder would be required to accrue income based on our comparable yield for similar non-contingent debt, determined as of the time of issuance of the Securities, even though we will not be required to make any payment with respect to the Security prior to maturity.  In addition, any gain on the sale, exchange or settlement of the Securities would be treated as ordinary income.

Other possible U.S. federal income tax treatments of the Securities could also affect the timing and character of income or loss with respect to the Securities.  In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; and whether these instruments are or should be subject to the “constructive ownership” regime described above.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect.  U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Securities, including possible alternative treatments and the issues presented by this notice.

Tax Consequences to Non-U.S. Holders

This section applies only to Non-U.S. Holders.  As used herein, the term “Non-U.S. Holder” means a beneficial owner of a Security that is, for U.S. federal income tax purposes:

•	an individual who is classified as a nonresident alien;
•	a foreign corporation; or
•	a foreign trust or estate.

The term “Non-U.S. Holder” does not include a holder who is an individual present in the United States for 183 days or more in the taxable year of disposition and who is not otherwise a resident of the United States for U.S. federal income tax purposes or certain former citizens or residents of the United States.  Such holders should consult their tax advisers regarding the U.S. federal tax consequences of an investment in the Securities.

Sale, Exchange or Settlement of the Securities.  A Non-U.S. Holder of the Securities generally will not be subject to U.S. federal income or withholding tax in respect of amounts paid to the Non-U.S. Holder.

If the Non-U.S. Holder is engaged in a U.S. trade or business, and if income or gain from the Securities is effectively connected with the Non-U.S. Holder’s conduct of that trade or business, the Non-U.S. Holder generally will be subject to regular U.S. federal income tax with respect to that income or gain in the same manner as if the Non-U.S. Holder were a U.S. Holder, unless an applicable income tax treaty provides otherwise.  Non-U.S. Holders to which this paragraph may apply should consult their tax advisers regarding other U.S. tax consequences of the ownership and disposition of the Securities, including, if the Non-U.S. Holder is a corporation, the possible imposition of a 30% branch profits tax.

Tax Consequences Under Possible Alternative Treatments.  If all or any portion of a Security were recharacterized as a debt instrument, any payment made to a Non-U.S. Holder with respect to the Security generally would not be subject to U.S. federal income or withholding tax, provided that: (i) income or gain in respect of the Security is not effectively connected with the conduct of a trade or business by the Non-U.S. Holder in the United States, and (ii) the Non-U.S. Holder (or a financial institution holding the Securities on behalf of the Non-U.S. Holder) furnishes to the applicable withholding agent an IRS Form W-8BEN on which the beneficial owner certifies under penalties of perjury that it is not a U.S. person.

Other U.S. federal income tax treatments of the Securities are also possible.  In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  While the notice requests comments on appropriate transition rules and effective dates, it is possible that any Treasury regulations or other guidance promulgated after consideration of these issues might affect the withholding tax consequences of an investment in the Securities, possibly with retroactive effect.  Accordingly, Non-U.S. Holders should consult their tax advisers regarding the issues presented by the notice.

U.S. Federal Estate Tax

Individual Non-U.S. Holders and entities the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, the Securities are likely to be treated as U.S. situs property subject to U.S. federal estate tax.  Prospective investors who are non-U.S. individuals, or are entities of the type described above, should consult their tax advisers regarding the U.S. federal estate tax consequences of an investment in the Securities.

Information Reporting and Backup Withholding

The proceeds received from a sale, exchange or settlement of the Securities generally will be subject to information reporting and, if the holder fails to provide certain identifying information (such as an accurate taxpayer identification number in the case of a U.S. Holder) or meet certain other conditions, may also be subject to backup withholding at the rate specified in the Code.  A Non-U.S. Holder (or financial institution holding the Securities on behalf of the Non-U.S. Holder) that provides the applicable withholding agent with an appropriate IRS Form W-8 will generally establish an exemption from backup withholding. Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against the holder’s U.S. federal income tax liability, provided the relevant information is timely furnished to the IRS.

PLAN OF DISTRIBUTION; CONFLICTS OF INTEREST

The terms and conditions set forth in the Amended and Restated Global Selling Agency Agreement dated August 26, 2011 (the “GSAA”) among Citigroup Funding Inc., Citigroup Inc. and the agents named therein, including Citigroup Global Markets Inc. and UBS Financial Services Inc. (“UBS”), govern the sale and purchase of the Securities.  Citigroup Global Markets is acting as lead agent for the offering of the Securities and UBS is acting as agent for the offering of the Securities, in each case pursuant to the GSAA.

Citigroup Global Markets, acting as principal, has agreed to purchase from Citigroup Funding, and Citigroup Funding has agreed to sell to Citigroup Global Markets, $8,655,810 principal amount of Securities (865,581 Securities) for $9.80 per Security, any payments becoming due on which are fully and unconditionally guaranteed by Citigroup Inc. UBS, acting as principal, has agreed to purchase from Citigroup Global Markets, and Citigroup Global Markets has agreed to sell to UBS, all of such Securities for $9.80 per Security.  UBS proposes to offer the Securities to brokerage accounts at a price of $10.00 per Security and to certain fee-based advisory accounts for which UBS is an investment adviser at a price of $9.80 per Security.  UBS will receive an underwriting discount of $0.20 per Security for each Security it sells to brokerage accounts but will not receive any sales commission with respect to sales to fee-based advisory accounts for which UBS is an investment adviser.  The underwriting discount, if applicable, will be received by UBS and its financial advisors collectively. If all of the Securities are not sold at the initial offering price, Citigroup Global Markets may change the public offering price and other selling terms.

The Securities will not be listed on any exchange.

In order to hedge its obligations under the Securities, Citigroup Funding expects to enter into one or more swaps or other derivatives transactions with one or more of its affiliates.  You should refer to the section “Risk Factors Relating to the Securities—The Inclusion of Underwriting Fees and Projected Profit From Hedging in the Issue Price Is Likely to Adversely Affect Secondary Market Prices” in this pricing supplement, “Risk Factors—Citigroup Funding Inc.’s Hedging Activity Could Result in a Conflict of Interest” in the accompanying prospectus supplement and the section “Use of Proceeds and Hedging” in the accompanying prospectus.

Citigroup Global Markets is an affiliate of Citigroup Funding.  Accordingly, the offering will conform to the requirements set forth in Rule 5121 of the Conduct Rules of the Financial Industry Regulatory Authority, Inc. Client accounts over which Citigroup Inc., its subsidiaries or affiliates of its subsidiaries have investment discretion are not permitted to purchase the Securities, either directly or indirectly, without the prior written consent of the client.

ERISA MATTERS

Each purchaser of the Securities or any interest therein will be deemed to have represented and warranted on each day from and including the date of its purchase or other acquisition of the Securities through and including the date of disposition of such Securities that either:

(a)
it is not (i) an employee benefit plan subject to the fiduciary responsibility provisions of ERISA, (ii) an entity with respect to which part or all of its assets constitute assets of any such employee benefit plan by reason of C.F.R. 2510.3-101 or otherwise, (iii) a plan described in Section 4975(e)(1) of the Internal Revenue Code of 1986, as amended (the “Code”) (for example, individual retirement accounts, individual retirement annuities or Keogh plans), or (iv) a government or other plan subject to federal, state or local law substantially similar to the fiduciary responsibility provisions of ERISA or Section 4975 of the Code (such law, provisions and Section, collectively, a “Prohibited Transaction Provision” and (i), (ii), (iii) and (iv), collectively, “Plans”); or

(b)
if it is a Plan, either (A)(i) none of Citigroup Global Markets, its affiliates or any employee thereof is a Plan fiduciary that has or exercises any discretionary authority or control with respect to the Plan’s assets used to purchase the Securities or renders investment advice with respect to those assets, and (ii) the Plan is paying no more than adequate consideration for the Securities or (B) its acquisition and holding of the Securities is not prohibited by a Prohibited Transaction Provision or is exempt therefrom.

The above representations and warranties are in lieu of the representations and warranties described in the section “ERISA Matters” in the accompanying prospectus supplement.  Please also refer to the section “ERISA Matters” in the accompanying prospectus.

VALIDITY OF THE SECURITIES

In the opinion of Douglas C. Turnbull, Associate General Counsel - Capital Markets and Corporate Reporting of Citigroup Inc. (the “Guarantor”) and counsel to Citigroup Funding Inc., when the Securities offered by this pricing supplement have been executed and issued by Citigroup Funding Inc. and authenticated by the trustee pursuant to the indenture, and delivered against payment as contemplated herein, such Securities and related guarantee will be legal, valid and binding obligations of Citigroup Funding Inc. and the Guarantor, subject to applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws affecting creditors’ rights generally from time to time in effect and subject to general principles of equity, regardless of whether such is considered in a proceeding in equity or at law.

This opinion is given as of the date of this pricing supplement and is limited to matters governed by the federal laws of the United States of America, the laws of the State of New York and the General Corporation Law of the State of Delaware (including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting the General Corporation Law of the State of Delaware and such applicable provisions of the Delaware Constitution).  In addition, this opinion is subject to customary assumptions as to legal capacity, genuineness of signatures and authenticity of  documents as stated in the opinion dated May 11, 2011, which has been filed as exhibit number 5(a) to Citigroup Funding Inc.’s Registration Statement on Form S-3 (No. 333-172554).

We are responsible for the information contained or incorporated by reference in this pricing supplement and the accompanying prospectus supplement and prospectus and in any related free writing prospectus we prepare or authorize. We have not authorized anyone to give you any other information, and we take no responsibility for any other information that others may give you. You should not assume that the information contained or incorporated by reference in this pricing supplement or the accompanying prospectus supplement or prospectus is accurate as of any date other than the date on the front of the document. We are not making an offer of these securities in any state where the offer is not permitted.
Citigroup Funding Inc.
____________________ TABLE OF CONTENTS	Medium-Term Notes, Series D